Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated April 27, 2012, relating to the consolidated financial statements and financial highlights of BlackRock Floating Rate Income Strategies II, Inc., appearing in the Annual Report on Form N-CSR for the year ended February 29, 2012, and of our report dated October 28, 2011, relating to the financial statements and financial highlights of BlackRock Diversified Income Strategies Fund, Inc. and BlackRock Floating Rate Income Strategies Fund, Inc., appearing in the Annual Report on Form N-CSR of each respective fund for the year ended August 31, 2011. We also consent to the references to us under the headings “Other Service Providers – Independent Registered Public Accounting Firm”, and “Financial Highlights” in the Joint Proxy Statement/Prospectus, and “Independent Registered Public Accounting Firm”, and “Form of Agreement and Plan of Reorganization” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 23, 2012